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                                                                    EXHIBIT 99.1

                           Corporate Governance Policy
                          of GlobalSantaFe Corporation
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GlobalSantaFe Corporation ("Company") believes that the cornerstone of good corporate governance is the quality of leadership of the Board of Directors ("Board") and the management of the Company. In furtherance of this belief, the Board has established the following Corporate Governance Policy.

1. Directors: It is the responsibility of the Nominating and Governance Committee to recommend candidates to the Board for appointment or nomination for election as a director.

         A. Selection Criteria: The consideration of candidates for appointment or election as a director will be based on the individuals' background, skills and abilities.

         B. Tenure: Unless a director does not desire to stand for re-election, or has reached the mandatory retirement age set forth in the Articles of Association, subject to Board approval the individual may stand for re-election at the Company's Annual General Meeting of Shareholders.

         C. Retirement Age: Article 17.5 (b) of the Company Articles of Association provides that "No person shall serve as a Director of the Company who at the time of his or her election has reached his or her 70th birthday."

         D. Conflicts of Interest: Each director shall obtain the approval of the Chairman of the Board and the Chairman of the Nominating and Governance Committee before entering into any business relationships that may conflict with the interests of the Company.

2. Board Meetings:

         A. Agenda Items: The Chairman of the Board in consultation with the Chief Executive Officer will establish the agenda for the meetings of the Board. Each director is encouraged to suggest items to be included on the agenda.

         B. Board Materials: Each director will receive sufficient financial, operational and market information to allow the director to fulfill his or her oversight function. The agenda and information pertinent to each Board meeting and to each Committee meeting will be distributed sufficiently in advance of the meeting, when possible, to allow adequate review and preparation. Information will be provided to the directors, when feasible, in respect of each topic to be discussed at that meeting. Management will prepare these materials in as brief and concise a manner as possible to provide the directors with a clear understanding of the issues. Information concerning issues of strategic or unusual importance shall be submitted to the Board further in advance of the meeting whenever possible.


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         C. Management Access: Each director has complete access to the
         Company's management. The Company's Senior Executives shall be available at all times during Board meetings (other than during Executive Sessions), except where there is a specific reason for their absence. In addition, the Chairman or Chief Executive Officer are encouraged to invite to Board meetings other representatives of management who are capable of providing insight or information pertinent to a topic of discussion.

         D. Periodic Evaluation: The Nominating and Governance Committee will conduct a periodic evaluation of the Board and its functions and its committees. This evaluation will include items such as the effectiveness of the Board and its committees, their structure and composition, and a review of the responsibilities of the committees and the frequency of Board and committee meetings.

3. Committees: The Articles of Association of the Company establish the Audit, Executive, Nominating and Governance and Compensation Committees.

         A. Assignment of Members: The Nominating and Governance Committee, in consultation with the Chairman of the Board, will recommend to the Board the appointment of directors to the Board committees, and will recommend to each committee a member to serve as Chairman.

         B. Meeting Frequency and Length: The Chairman of each committee shall coordinate with the Chairman of the Board to ensure that the frequency and length of his committee meeting is sufficient to attend to the responsibilities and business of the committee.

         C. Agenda: The Chairman of each committee, in consultation with appropriate representatives of management, will develop the agenda for each committee meeting.

         D. Report and Minutes: At each regular meeting of the Board, each committee chairman will report to the Board on the business conducted by his or her committee. Each committee shall take minutes of their meetings as required by the Company's Article of Associations, a copy of which shall be distributed to each director.

4.  Management Evaluation and Succession Planning:

         A. Evaluation of the Chief Executive Officer: The Nominating and Governance Committee shall conduct an annual evaluation of the Chief Executive Officer. This evaluation is to be considered by the Compensation Committee in determining the compensation of the Chief Executive Officer. The evaluation should include objective criteria such as the performance of the Company's business, accomplishment of goals and strategic objectives, and shall include subjective factors such as the development of management.



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         B. Succession Planning: The Chairman of the Board and Chief Executive
         Officer shall report to the Nominating and Governance Committee annually on management succession planning; a summary of which will be reviewed with the full Board.

5. Policy Review: This policy will be reviewed annually by the Nominating and Governance Committee, and recommendations arising therefrom shall be reported to the Board.

This Corporate Governance Policy was adopted by the Board of Directors of GlobalSantaFe Corporation on May 14, 2002.





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